Exhibit 4.16

[English Translation]

Trademark License Agreement

This Trademark License Agreement (this “Agreement”) is entered into between the following parties as of January 1, 2008:

Licensor:	China Mobile Communications Corporation, a state-owned enterprise incorporated and duly existing in accordance with the PRC laws with its legal address at 29 Jin Rong Avenue, Xi Cheng District, Beijing, the PRC (hereinafter referred to as “Party A”); and

Licensee:	China Mobile Limited, a limited liability company incorporated and duly existing in accordance with Hong Kong laws with its legal address at 60/F., The Center, 99 Queen’s Road Central, Hong Kong (hereinafter referred to as “Party B”).

The Licensee also includes the following subsidiaries of Party B:

1.	China Mobile Group Guangdong Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 208, Yue Xiu Nan Lu, Guangzhou, Guangdong Province, the PRC;

2.	China Mobile Group Zhejiang Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 288 Huan Cheng Bei Lu, Hangzhou, Zhejiang Province, the PRC;

3.	China Mobile Group Jiangsu Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 81 Hu Ju Lu, Nanjing, Jiangsu Province, the PRC;

4.	China Mobile Group Fujian Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 140 Hu Dong Lu, Fuzhou, Fujian Province, the PRC;

5.	China Mobile Group Henan Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 48, Jing San Lu, Zhengzhou, Henan Province, the PRC;

6.	China Mobile Group Hainan Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 88 Jin Long Lu, Jin Mao District, Haikou, Hainan Province, the PRC;

7.	China Mobile Group Beijing Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 58 Dong Zhong Jie, Dong Cheng District, Beijing, the PRC;

8.	China Mobile Group Shanghai Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 668 Beijing Dong Lu, Shanghai, the PRC;

9.	China Mobile Group Tianjin Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 64 M Zone, Bonded Area, Tianjin Port, Tianjin, the PRC;

10.	China Mobile Group Shandong Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 84 Da Wei Er Lu, Shi Zhong District, Jinan, Shandong Province, the PRC;

11.	China Mobile Group Hebei Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 136 Dong Feng Lu, Shijiazhuang, Hebei Province, the PRC;

12.	China Mobile Group Liaoning Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 6 Xin Long Jie, Hun Nan Xin District, Shenyang, Liaoning Province, the PRC;

13.	China Mobile Group Guangxi Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 55 Jin Hu Lu, Nanning, Guangxi Zhuang Autonomous Region, the PRC;

14.	China Mobile (Shenzhen) Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at No. 9023, Bing He Da Dao, Futian District, Shenzhen, Guangdong Province, the PRC;

15.	China Mobile Group Anhui Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 609 Huang Shan Lu, Hefei, Anhui Province, the PRC;

16.	China Mobile Group Hunan Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 169 Fu Rong Nan Lu, Tian Xin District, Changsha, Hunan Province, the PRC;

17.	China Mobile Group Hubei Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 66 Chang Qing San Lu, Jiang Han District, Wuhan, Hubei Province, the PRC;

18.	China Mobile Group Jiangxi Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 58 Zi An Lu, Nanchang, Jiangxi Province, the PRC;

19.	China Mobile Group Sichuan Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 10 Gao Peng Building, Gao Xin District, Chengdu, Sichuan Province, the PRC;

20.	China Mobile Group Chongqing Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 2 Xing Guang San Lu, Yu Bei District, Chongqing, the PRC;

21.	China Mobile Group Shaanxi Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 3 Gao Xin Yi Lu, Xian, Shaanxi Province, the PRC;

22.	China Mobile Group Shanxi Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 69 Fu Xi Jie, Taiyuan, Shanxi Province, the PRC;

23.	China Mobile Group Neimenggu Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 61 Hu Lun Nan Lu, Huhhot, Neimenggu Autonomous Region, the PRC;

24.	China Mobile Group Jilin Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 2899 Jie Fang Da Lu, Changchun, Jilin Province, the PRC;

25.	China Mobile Group Heilongjiang Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 70 Wen Chang Jie, Nan Gang District, Harbin, Heilongjiang Province, the PRC;

26.	China Mobile Group Guizhou Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 19 Beijing Lu, Guiyang, Guizhou Province, the PRC;

27.	China Mobile Group Yunnan Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 39 Huan Cheng Nan Lu, Kunming, Yunnan Province, the PRC;

28.	China Mobile Group Xizang Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 84 Jin Zhu Zhong Lu, Lhasa, Xizang Autonomous Region, the PRC;

29.	China Mobile Group Gansu Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 201 Min Zhu Dong Lu, Cheng Guan District, Lanzhou, Gansu Province, the PRC;

30.	China Mobile Group Qinghai Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 56 Xi Guan Da Jie, Xining, Qinghai Province, the PRC;

31.	China Mobile Group Ningxia Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 217 Xin Chang Dong Lu, Jin Feng District, Yinchuan, Ningxia Hui Autonomous Region, the PRC;

32.	China Mobile Group Xinjiang Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 78 Nan Hu Nan Lu, Shui Mo Gou District, Urumqi, Xinjiang Uyghur Autonomous Region, the PRC;

33.	China Mobile Group Design Institute Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 126 Xi Zhi Men Nei Avenue, Xi Cheng District, Beijing, the PRC;

34.	China Mobile Communication Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 29 Jin Rong Avenue, Xi Cheng District, Beijing, the PRC; and

35.	China Mobile Peoples Telephone Company Limited, a limited liability company incorporated and duly existing in accordance with Hong Kong laws with its legal address at 8/F, Manhattan Centre, 8 Kwai Cheong Road, Kwai Chung, New Territories, Hong Kong.

WHEREAS

A.	Party A is the lawful owner of the Licensed Trademarks (as defined herein). Party A obtained a total of five Trademark Registration Certificates for the Licensed Trademarks issued by the Trademark Bureau under the State Administration for Industry and Commerce of China (hereinafter referred to as the “State Trademarks Bureau”) on October 14, 2000 and February 28, 2002;

B.	Party B is a company whose common shares are listed on the Hong Kong Stock Exchange and the New York Stock Exchange. Approximately 25% of its outstanding shares are owned by overseas investors and Party A is the indirect controlling shareholder of Party B;

C.

Party A and Party B entered into a Trademark License Agreement on October 8, 1999, and a Supplemental Agreement in Connection with the Spectrum/(Telephone) Number Resources Usage Agreement, Trademark License Agreement, the Sharing

of Inter-Provincial Transmission Line Leasing Fees Agreement, and the Inter-Provincial Network Roaming, Domestic and International Roaming Settlement Agreement (hereinafter referred to as the “Supplemental Agreement”) on September 19, 2000, to memorialize the agreements among and between the parties with respect to the authorization by Party A to Party B, Party B’s subsidiaries and all of its Affiliates governing their use of the Licensed Trademarks;

D.	Party A, Party B and Party B’s subsidiaries entered into Trademark License Agreements on April 24, 2002 and April 23, 2004, respectively, under which Party A agreed to grant Party B and Party B’s subsidiaries the right to use the Licensed Trademarks within their respective operating regions and business scope, and the right to authorize Third Parties engaging in related business activities to use the Licensed Trademarks in specific geographic and operating areas; and

E.	Party A, Party B and Party B’s subsidiaries hereby wish to reiterate the contents contained in the Trademark License Agreement executed on April 24, 2002 and April 23, 2004, and agree to further extend the scope of the Licensed Trademarks.

After due consideration, in order to protect Party A’s legal right in the Licensed Trademarks and the Licensee’s legal rights in the use of the Licensed Trademarks, Party A and the Licensees agree as follows:

ARTICLE ONE    DEFINITIONS

Except as otherwise provided herein, the following terms shall have the meanings set forth below:

1.1.	Affiliates: with respect to any person, means any individual, company, partnership, association or other entity or organization that directly or indirectly controls, is controlled by, or under the common control of, such person.

1.2.	Licensed Trademarks: Party A’s trademarks set forth in Appendix 1 hereto (including the trademarks in the Chinese language and the English language, the graphic trademarks and the trademarks formed by a combination of the foregoing trademarks), including the registered and non-registered trademark rights in and outside of China appertaining to such trademarks, and the “China Mobile” trademarks registered by Party A at the State Trademarks Bureau, with respect to which Party A was issued a Trademark Registration Certificate (Ref No.: 1459995) on October 14, 2000, and four Trademark Registration Certificates (Ref Nos.: 1723536, 1723537, 1723538 and 1723539, respectively) on February 28, 2002. The photocopies of the five Trademark Registration Certificates mentioned above are attached in Appendix 1 to this Agreement.

1.3.	Licensees: means Party B, Party B’s subsidiaries and all the branches of Party B’s subsidiaries.

1.4.	Third Parties: means any individuals, legal persons, companies, enterprises, governmental departments or other economic entities or organizations other than the parties to this Agreement.

1.5.	Force Majeure: means all unforeseeable, unavoidable events or the effect of which are insurmountable, that materially affect a party’s capability to perform its obligations under this Agreement, in whole or in part.

ARTICLE TWO    GRANT OF LICENSE

2.1.	Party A hereby agrees that it shall grant the Licensees the non-exclusive right to use the Licensed Trademarks in Mainland China and allow the Licensees to use the Licensed Trademarks within their respective operating regions and business scope in China in accordance with the terms and conditions hereof. Therefore, the Licensees shall have the right to use the Licensed Trademarks within their respective operating regions and business scope in China in accordance with the terms and conditions hereof.

2.2.	In addition, Party A hereby agrees that it shall grant the Licensees the non-exclusive right to use the Licensed Trademarks in Hong Kong Special Administrative Region (“HKSAR”) and to use the Licensed Trademarks within its respective operating regions and business scope in HKSAR in accordance with the terms and conditions hereof during the term of this Agreement. Therefore, the Licensees shall have the right to use the Licensed Trademarks within its respective operating regions and business scope in HKSAR in accordance with the terms and conditions hereof.

2.3.	The Licensees shall not assign any of their rights or obligations hereunder to any Third Parties without the written consent of Party A.

ARTICLE THREE    GRANT OF THIRD PARTY LICENSE

3.1.	Party A hereby agrees that it shall authorize the Licensees to separately enter into a China Mobile Communications Trademark License Agreement (hereinafter referred to as the “Third Party Agreement”) with Third Parties engaging in the relevant business activities (including and limited to business activities such as sales, marketing, promotions, sales by authorized dealers of mobile phones and maintenance by authorized dealers) within the respective areas of operation and operating regions based on its own business development needs. The Third Party Agreement shall authorize Third Parties to reasonably use the Licensed Trademarks within the specific operating and geographic areas.

3.2.	Third Party Agreements shall be jointly executed by Party A (in the capacity as the Licensor), the corresponding Licensee hereunder (in the capacity as the agent) and the Third Parties (in the capacity as the Authorized Licensees) engaging in the relevant business activities. The corresponding Licensee hereunder shall have the right and obligation to supervise the reasonable use of the Licensed Trademarks within the specific operating and geographical areas specified by such Third Parties that engage in the relevant business activities.

3.3.	Party A hereby authorizes the Licensees to file the Third Party Agreements with the State Trademark Bureau and relevant regulatory authorities in the name and on behalf of Party A.

3.4.	The Licensees shall submit an estimated number of Third Party Agreements to be entered into with any local Third Parties for the next year in accordance with its own business development needs (hereinafter referred to as the “Annual Plans”). The Licensees shall only enter into a Third Party Agreement with any Third Party if Party A has examined and approved the Annual Plans. The Licensees shall file an executed copy of such agreement following its execution with Party A and be responsible for filing the Third Party Agreement with the State Trademark Bureau and the relevant regulatory authorities within the time limit as required by the relevant PRC laws and regulations.

3.5.	If the Licensees have a genuine need to permit new Third Parties engaging in the relevant activities to use the Licensed Trademarks that were not included in the Annual Plans, the Licensees may file applications with Party A for a specific number of additional Third Party Agreements. Party A may approve such applications filed from time to time by the Licensees in its discretion.

ARTICLE FOUR    REPRESENTATIONS AND WARRANTIES

4.1.	Each party to this Agreement shall make the following representations and warranties to the other parties:

a.	It is a legal person duly organized and existing under the PRC laws or Hong Kong laws;

b.	It has the full power and authority to execute this Agreement, to perform all the obligations and to grant all the authorizations under this Agreement;

c.	Its representative, who executes this Agreement, has been granted with the right and power to execute this Agreement by valid power of attorney, resolutions of its Board of Directors, or any other valid authorizations; and

d.	This Agreement and its appendix shall constitute the legal, valid and binding obligations of each party to this Agreement upon execution.

4.2.	Party B agrees that it will be responsible in supervising and monitoring each of its subsidiaries in performing their respective obligations under this Agreement in accordance with the terms and conditions hereof.

4.3.

Party A undertakes to the Licensees that Party A has not created or allowed, and will not create or allow, the existence of any guarantee, pledge or encumbrance otherwise relating to the Licensed Trademarks prior to the execution of this Agreement and during the term of this Agreement. Party A further undertakes that in the event that any third party disputes or takes any legal actions against the Licensees in respect of their use of the Licensed Trademarks, it will perform its legal obligations in accordance with the terms and conditions hereof, including but not limited to, to appear before court, to defend and to indemnify. Party A agrees to compensate and indemnify the Licensees for and against any losses arising from their use of the disputed Licensed Trademarks.

4.4.	Party A shall maintain and renew the registration of the Licensed Trademarks and pay the relevant fees as well as file all necessary applications so that the Licensees may lawfully use the Licensed Trademarks and become the legal licensee of the Licensed Trademarks.

4.5.	Party A shall take all necessary actions to protect its proprietary right with respect to the registered Licensed Trademarks, and it agrees that it will not take any actions intentionally to harm such proprietary right. If Party A intentionally gives up its proprietary right or any part of the registered Licensed Trademarks or fails to register or renew the Licensed Trademarks in any way, Party A shall deliver a written notice to the Licensees with respect to its decision sixty days before the date of such decision and obtain the prior consent of the Licensees.

4.6.	This Agreement shall not grant any other rights to any Licensee except for the right to use the Licensed Trademarks in accordance with the terms and conditions of this Agreement and Party A shall not be deemed to have sold or transferred the Licensed Trademarks to the Licensees. Without affecting the use of the Licensed Trademarks by the Licensees in accordance with the terms and conditions of this Agreement, the Licensees acknowledge Party A’s proprietary rights in the Licensed Trademarks (such rights include but not limited to the rights with respect to the entitlement, registration and renewal and all of the rights relevant to such rights). The Licensees shall not have the right to file any registration application for the Licensed Trademarks, any trademarks, service logos, other names, marks or languages, or any packages, commercial exteriors, color graphics or designs that bear resemblance to the Licensed Trademarks in any country or region without obtaining the prior written consent of Party A.

4.7.	The Licensees agree to provide reasonable assistance to Party A (or to any Affiliates of Party A at the request of Party A) to protect the Licensed Trademarks, including providing any materials or documents and not taking actions that will prevent or adversely affect the registration or renewal of the Licensed Trademarks in China or other places.

4.8.	Each party to this Agreement agrees to unconditionally execute any other legal documents and take any other actions required for consummating this Agreement, including but not limited to following the filing procedures at the State Trademark Bureau.

ARTICLE FIVE    LICENSE FEE

5.1.	Party A agrees that the Licensees shall have the right to use the Licensed Trademarks without compensation before December 31, 2012.

5.2.	Upon the expiry of this Agreement, the license fee for the Licensed Trademarks shall be negotiated by the parties and specified in a supplemental contract (hereinafter referred to as the “Supplemental Contract”), but in no event such license fee for using the Licensed Trademarks shall be more than the license fee paid by any other Affiliates of Party A at that time. Each party to this Agreement agrees that the Supplemental Contract shall only come into effect upon the satisfaction of the following conditions:

a.	If necessary, an exemption shall be obtained for Party B in connection with the Supplemental Contract from the Hong Kong Stock Exchange with respect to the connected transactions in accordance with the Listing Rules of the Hong Kong Stock Exchange; and

b.	If necessary, the Supplemental Contract shall be approved by the independent shareholders of Party B who are not connected with Party B pursuant to the Listing Rules of the Hong Kong Stock Exchange.

ARTICLE SIX    SUPERVISION

6.1.	The Licensees shall comply with all of the relevant applicable laws and regulations and obtain the relevant governmental approvals relating to the use of the Licensed Trademarks.

6.2.	The Licensees shall not use the Licensed Trademarks in a way that will damage or adversely affect Party A, its business or its reputation nor combine the Licensed Trademarks with any trademarks of the Licensees or any third party or any other languages, marks or designs to create a new logo containing the Licensed Trademarks or bearing resemblance thereto.

6.3.	Party A may supervise any products, packages, labels, advertisements or any promotional materials or marketing activities that use the Licensed Trademarks, provided or sponsored by the Licensees and shall have the right to withhold its permission for such promotional or marketing activities if it deems such use harmful to its business, reputation or trademarks. The Licensees agree to comply with all of Party A’s requests in this regard in a timely manner.

The Licensees shall maintain the following files (for one year), so that Party A may be able to determine whether the Licensees have complied with the relevant requirements set forth in this Article Six:

a.	Sample packages, labels, advertisements, or originals or photos of other literature for products containing the Licensed Trademarks that are used in promotional or marketing activities;

b.	All of the files of any appeals or claims with respect to the Licensed Trademarks that have been filed by consumers, competitors, governmental departments, actual users or other entities; and

c.	Form, letterheads or other samples or copies containing the Licensed Trademarks set forth in this Article Six.

6.4.	Upon the execution of this Agreement, Party A shall provide to the Licensees the most recent manual for the corporate logo (and any updated or amended version) relevant to the use of the Licensed Trademarks by the Licensees in accordance with the terms and conditions hereof. The Licensees shall strictly implement the relevant standards set forth in the most recent manual for identification of the corporate logo provided by Party A.

ARTICLE SEVEN    INFRINGEMENT AND DAMAGES

7.1.	In the event that Party A breaches any obligations, responsibilities, undertakings or covenants under this Agreement, Party A shall indemnify the Licensees against any financial loss incurred by the Licensees attributable to such breaches. In the event that the Licensees breach any obligations, responsibilities, undertakings and covenants under this Agreement, the corresponding Licensee shall indemnify Party A against any financial loss incurred thereby attributable to such breaches.

7.2.	In the event of the failure of any party to this Agreement to perform the obligations and duties under this Agreement due to a force majeure event, the affected party shall not be held liable for any breach arising from such event.

7.3.	If the Licensees know of any infringement or threatened infringement of Party A’s right in the Licensed Trademarks, the Licensees shall immediately notify Party A and provide to Party A a report detailing all of its knowledge [about the foregoing matter]. Upon receipt of the foregoing notice and report from the Licensees, Party A shall take all appropriate actions, including instituting legal proceedings or otherwise stopping the actual or threatened infringement. The Licensees shall cooperate with Party A in connection with Party A’s actions, and any expenses incurred by the Licensees in connection with such cooperation shall be reasonably compensated out of the fees paid by the infringing person.

ARTICLE EIGHT    TERM, EFFECTIVENESS AND TERMINATION

8.1.	This Agreement shall come into effect on the date the authorized representatives or legal representatives of the relevant parties execute this Agreement and expire on December 31, 2012. Unless the parties hereto have executed the Supplemental Contract in accordance with Article 5.2 of this Agreement before the expiry of this Agreement, this Agreement shall be extended automatically for another year with no limitation on the number of extensions, until either party gives a written notice to terminate this Agreement.

8.2.	Party A shall have the right to terminate this Agreement in any of the following events:

a.	The Licensees breach this Agreement or any of the representations and warranties and the Licensees fail to cure such breach within thirty days after the receipt of a written notice from Party A with a detailed account of the Licensees’ acts of breach;

b.	Party A no longer directly or indirectly holds any interest in Party B; or

c.	Party B goes bankrupt, becomes the subject under any liquidation and dissolution proceedings, discontinues its operations, or fails to pay its debts on schedule.

8.3.	Party B shall have the right to terminate this Agreement in any of the following events:

a.	Party A breaches this Agreement or any of the representations and warranties and fails to cure such breach within thirty days after the receipt of a written notice of Party B with a detailed account of the Licensor’s acts of breach; or

b.	Party A no longer has any proprietary right in the registered Licensed Trademarks.

8.4.	If any party wishes to terminate this Agreement in accordance with Article 8.2 or Article 8.3 of this Agreement, it shall notify the other party in writing with a 60-day advance notice. Such notice shall provide its reasons for termination and this Agreement will be terminated upon expiration of such 60-day period.

8.5.	After the termination of this Agreement:

a.	The right to use the Licensed Trademarks by the Licensees shall be immediately terminated and the Licensees shall not continue their use of the Licensed Trademarks and the Licensees shall not attempt to register or use any trademarks, service logos, other names, marks, languages, package profiles, color, design or graphics same as or similar to the Licensed Trademarks;

b.	The Licensees shall provide to Party A or its designated Affiliates any materials under their custody with respect to or containing a Licensed Trademark, or make alterations to such materials so that they no longer incorporate any Licensed Trademark; and

c.	Each party to this Agreement shall notify all of the relevant local administration for industry and commerce and the Trademark Administration of the termination of this Agreement.

The provisions of this Article 8.5 shall survive the termination of this Agreement.

ARTICLE NINE    DISPUTE RESOLUTION, APPLICABLE LAWS AND OTHERS

9.1.

For any disputes between the parties that arise from the effect, interpretation or performance of this Agreement, each party shall endeavor to resolve in a friendly manner. In the event of any failure to resolve such disputes after consultation, any party may submit such disputes to the China International Economic and Trade Arbitration Committee for arbitration in Beijing in accordance with its arbitration rules then in effect. The arbitration award shall be final and binding on each party to this Agreement. Except for the matters under dispute submitted for arbitration, the remaining provisions of this Agreement shall remain in effect.

9.2.	The PRC laws govern the making, effect, interpretation and implementation of this Agreement and the dispute resolution.

9.3.	This Agreement is severable. If any provision is rendered illegal or unable to be implemented by the competent arbitration committee but has no fundamental effect on the effectiveness of this Agreement, such provision shall not affect the validity and performance of the remaining provisions of this Agreement.

9.4.	This Agreement is written in Chinese and the original of this Agreement will be prepared in forty copies. Each of Party B and its subsidiaries shall hold one originals and Party A shall hold the remaining originals for purposes of registration or filing. All the originals of this Agreement shall have equal force and effect.

9.5.	This Agreement shall constitute the entire agreement between the parties with respect to the agreed matters relating to this Agreement and supersede any intentions or understanding of the parties with respect to such matters or any previously executed agreements, contracts or written documents.

9.6.	Any amendments to this Agreement shall only become effective upon the execution of a written agreement between the respective authorized representative of each party to this Agreement, and such amendments shall be filed with the State Trademarks Bureau and the relevant local administration for industry and commerce.

9.7.	The failure of any party to exercise or postpone exercising its rights, powers or preemptive rights under this Agreement shall not be deemed that it has waived such rights, powers or preemptive rights and a partial exercise of such rights, powers or preemptive rights shall not preclude the future exercise of such rights, powers or preemptive rights.

9.8.	This Agreement may be made in counterparts for execution by each party. Counterparts bearing respective signatures shall constitute a binding contract. In the event that this Agreement shall be executed in counterparts, the date each party successfully exchanges its signed counterpart with the other party by facsimile shall be the date of execution.

9.9.	Party A shall assist Party B in obtaining all approvals required for the effectiveness and performance of this Agreement. Party A shall submit a copy of this Agreement to the State Administration for Industry and Commerce and the State Trademarks Bureau for filings within three months upon execution of this Agreement. Each of Party B’s domestic subsidiaries shall deliver a copy of this Agreement to its respective local administration for industry and commerce for filing purposes.

9.10.	Any matters that are not addressed under this Agreement shall be dealt with by each of the Parties to this Agreement separately.

This Agreement is executed by the duly authorized representative of each party to this Agreement as of the date set forth in the first paragraph of this Agreement for faithful compliance.

SIGNATURE PAGE

China Mobile Communications Corporation	China Mobile Limited
Authorized Representative	Authorized Representative

/s/ WANG Jianzhou	/s/ XIN Fanfei